Exhibit 99.1

FOR IMMEDIATE RELEASE

Interpublic Announces Early Settlement of its Tender Offers

New York, NY – June 22, 2009 – The Interpublic Group of Companies, Inc. (NYSE: IPG) today announced the results of the early settlement of tender offers for its 5.40% Notes due 2009 (CUSIP No. 460690AU4) (the “2009 Notes”) and 7.25% Notes due 2011 (CUSIP No. 460690AR1) (the “2011 Notes”).

As of 5 p.m., New York City time, on June 19, 2009, Interpublic had received tenders in respect of $213.9 million aggregate principal amount of 2009 Notes and $463.7 million aggregate principal amount of 2011 Notes, all of which have been accepted for purchase by Interpublic. The holders of the accepted 2009 Notes will be entitled to receive total consideration of $1,010 per $1,000 of principal amount tendered and the holders of the accepted 2011 Notes will be entitled to receive total consideration of $1,040 per $1,000 of principal amount tendered.

The total cash payment to purchase the 2009 Notes and 2011 Notes, including accrued and unpaid interest, is $711.4 million. Such payment is expected to be made on June 22, 2009.

Holders who have not already tendered 2009 Notes, 2011 Notes, or Floating Rate Notes due 2010 (CUSIP No. 460690BC3) (the “2010 Notes”) may continue to do so at any time at or prior to 5 p.m. New York City time, on July 6, 2009, unless Interpublic extends or earlier terminates the tender offers. However, such holders will not be entitled to receive any early tender premium, except in the case of any 2010 Notes that were tendered prior to 5 p.m., New York City time, on June 19, 2009, and which are ultimately accepted for purchase. Withdrawal rights for the tender offers have expired.

Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. are serving as the dealer managers for the tender offers; Global Bondholder Services is serving as the information agent and the depositary.

Neither Interpublic, its board of directors, the information agent and depositary nor the dealer managers make any recommendation as to whether holders of the notes should tender or refrain from tendering the notes.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell securities. The tender offers are being made solely by means of the offer to purchase. In any jurisdiction where the laws require a tender offer to be made by a licensed broker or dealer, the tender offers will be deemed to be made on behalf of Interpublic by the dealer managers, or one or more registered brokers or dealers under the laws of such jurisdiction.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, Magna, McCann Erickson, Momentum, MRM Worldwide, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Campbell Mithun, Carmichael Lynch, Deutsch, Hill Holliday, Mullen, The Martin Agency and R/GA. For more information, please visit www.interpublic.com.

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Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group	1114 Avenue of the Americas	New York, NY 10036	212-704-1200 tel 212-704-1201 fax